                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant /X/
Filed by a party other than the
registrant / /
Check the appropriate box:
/ / Preliminary proxy statement
                                           / / Confidential, For Use of the
                                           Commission Only (as permitted by Rule
                                               14a-6(e)(2))
/X/ Definitive proxy statement
/ / Definitive additional materials
/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             FINE HOST CORPORATION
--------------------------------------------------------------------------------

                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

    Payment of filing fee (Check the appropriate box):

    /X/  No fee required.

    / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
       0-11.

       (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

       (2) Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

       (5) Total fee paid:

    / /  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    / /  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1) Amount previously paid:

--------------------------------------------------------------------------------

       (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

       (3) Filing party:

--------------------------------------------------------------------------------

       (4) Date filed:

--------------------------------------------------------------------------------

                                     [LOGO]

                            3 GREENWICH OFFICE PARK
                          GREENWICH, CONNECTICUT 06831

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

TO OUR STOCKHOLDERS:

    Please take notice that the 1997 Annual Meeting of Stockholders of Fine Host Corporation, a Delaware corporation (the "Company"), will be held on Friday, May 23, 1997 at 10:00 A.M. at Greenwich Harbor Inn, 500 Steamboat Road, Greenwich, Connecticut. At the meeting, stockholders will act on the following matters:

        1. Election of two directors, each for a term of three years;

        2. Approval of amendments to the Company's Amended & Restated 1994 Stock Option Plan;

        3. Approval of the 1997 Long-Term Incentive Compensation Plan;

        4. Approval of the 1998 Annual Incentive Compensation Plan;

        5. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 1997 fiscal year; and

        6. Any other matters that may properly come before the meeting or any postponements or adjournments thereof.

    The Board of Directors has fixed the close of business on April 10, 1997 as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the meeting.

    YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors
                                          ELLEN KEATS
                                          SECRETARY

Greenwich, Connecticut
April 23, 1997

                         ANNUAL MEETING OF STOCKHOLDERS

                                       OF

                             FINE HOST CORPORATION

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

    The proxy accompanying this proxy statement is solicited by the Board of Directors of Fine Host Corporation, a Delaware corporation (the "Company"), for use at the 1997 Annual Meeting of Stockholders to be held on Friday, May 23, 1997 at 10:00 A.M. at Greenwich Harbor Inn, 500 Steamboat Road, Greenwich, Connecticut 06830, and at any postponements or adjournments thereof.

    All proxies in the accompanying form which are properly executed and duly returned will be voted in accordance with the instructions specified therein. If no instructions are given, the shares represented by the proxies will be voted in accordance with the recommendations of the Board of Directors as indicated in this proxy statement and in the discretion of the proxy holders on any other matters that may properly come before the meeting. A proxy may be revoked at any time prior to its exercise by written notice to the Company, by submission of another proxy bearing a later date or by voting in person at the meeting. Such revocation will not affect a vote on any matters taken prior thereto. The mere presence at the meeting of the person appointing a proxy will not revoke the appointment.

    The approximate date of mailing of this proxy statement and the accompanying proxy to stockholders is April 23, 1997. The Company's principal executive offices are located at 3 Greenwich Office Park, Greenwich, Connecticut 06831.

                         VOTING SECURITIES--RECORD DATE

    Only holders of the Company's Common Stock, $.01 par value per share (the "Common Stock"), of record at the close of business on April 10, 1997 (the "Record Date") will be entitled to notice of and to vote at the meeting or at any postponements or adjournments thereof. On that date, 8,955,766 shares of Common Stock were issued and outstanding.

    Each share of Common Stock entitles the holder thereof to one vote with respect to each proposal properly brought before the meeting for consideration by stockholders. The holders of a majority of the outstanding shares of Common Stock entitled to vote must be present at the meeting in person or by proxy to constitute a quorum.

                             SECURITY OWNERSHIP OF

                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with regard to the beneficial ownership of the Common Stock as of April 15, 1997 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company and the Chief Executive Officer and the four other most highly compensated executive officers (the "Executive Officer Group") and (iii) all directors and executive officers of the Company as a group. Except as otherwise noted, the named beneficial owner has sole voting and investment power.

                                  NAME AND ADDRESS
                               OF BENEFICIAL OWNER(1)                                    SHARES    PERCENTAGE
-------------------------------------------------------------------------------------  ----------  -----------
Putnam Investments, Inc.(2)..........................................................   1,135,302       12.7%
One Post Office Square
Boston, Massachusetts 02109
William R. Berkley...................................................................     831,250        9.3%
165 Mason Street
Greenwich, Connecticut 06830
The LGT Asset Group(3)...............................................................     487,700        5.4%
166 Avenue of the Americas
New York, New York 10036
Massachusetts Financial Services
Company(4)...........................................................................     450,500        5.0%
500 Boylston Street
Boston, Massachusetts 02116
Richard E. Kerley....................................................................      70,166(5)      *
Randy B. Spector.....................................................................      56,500(6)      *
Randall K. Ziegler...................................................................      60,833(7)      *
Robert F. Barney.....................................................................       5,666(8)      *
Nelson A. Barber.....................................................................         750(9)      *
Ronald E. Blaylock...................................................................       1,250       *
Catherine B. James...................................................................      34,750       *
Jack H. Nusbaum......................................................................       6,250       *
Joshua A. Polan......................................................................      39,250       *
Neal F. Finnegan.....................................................................           0      --
J. Michael Chu.......................................................................           0      --
All directors and executive officers as a group (13 persons).........................     275,415 10)       3.1%

------------------------

*  Less than 1%.

(1) Under the rules of the Securities and Exchange Commission, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares (i) the power to vote or dispose of such shares, whether or not such person has any pecuniary interest in such shares, or
     (ii) the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2) Putnam Investments, Inc. ("Putnam"), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. ("MMC"), wholly owns two registered investment advisers: Putnam Investment Management, Inc. ("PIM"), which is the investment adviser to the Putnam family of mutual funds, and The Putnam Advisory Company, Inc. ("PAC"), which is the investment adviser to Putnam's institutional clients. Both subsidiaries have dispository power over the shares as investment managers, but each of the mutual funds' trustees have voting power over the shares held by each fund, and PAC has shared voting power over the shares held by the institutional clients. In the Putnam family of funds is The

     Putnam OTC & Emerging Growth Fund (the "Fund"), which holds 722,900 of the total shares owned by Putnam. The business address for each of Putnam, PIM, PAC and the Fund is One Post Office Square, Boston Massachusetts 02109. The business address for MMC is 1166 Avenue of the Americas, New York, New York 10036. Information regarding Putnam has been obtained by the Company from a
     Schedule 13G filed by Putnam with the Securities and Exchange Commission on or about March 7, 1997, reporting beneficial ownership of Common Stock as of February 28, 1997.

(3) The LGT Asset Group is comprised of Chancellor LGT Asset Management, Inc., Chancellor LGT Trust Company and LGT Asset Management, Inc. The business address of LGT Asset Management, Inc. is 50 California Street, San Francisco, California 94111. The business address of the other members of the LGT Asset Group is 1166 Avenue of the Americas, New York, New York 10036. Information regarding the LGT Asset Group has been obtained by the Company from a Schedule 13G filed by the LGT Asset Group with the Securities and Exchange Commission on or about February 7, 1997, reporting beneficial ownership of Common Stock as of December 31, 1996.

(4) Information regarding Massachusetts Financial Services Company ("MFS") has been obtained by the Company from a Schedule 13G filed by MFS with the Securities and Exchange Commission on or about February 11, 1997, reporting beneficial ownership of Common Stock as of December 31, 1996.

(5) Includes 166 shares of Common Stock issuable upon exercise of stock options.

(6) Includes 500 shares of Common Stock issuable upon exercise of stock options.

(7) Includes 5,833 shares of Common Stock issuable upon exercise of stock options.

(8) Includes 4,666 shares of Common Stock issuable upon exercise of stock options.

(9) Consists of 750 shares of Common Stock issuable upon exercise of stock options.

(10) Includes 11,915 shares of Common Stock issuable upon exercise of stock options beneficially owned by directors and executive officers of the Company and excludes shares owned by William R. Berkley, who resigned as a director of the Company as of April 10, 1997.

                       PROPOSAL 1: ELECTION OF DIRECTORS

    The Board of Directors of the Company is divided into three classes. At the 1997 Annual Meeting of Stockholders, two directors, constituting Class I of the Board of Directors, are to be nominated for election, to serve until the 2000 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Joshua A. Polan has chosen not to stand for election. Unless a proxy shall specify that it is not to be voted for the directors, it is intended that the shares of Common Stock represented by each duly executed and returned proxy will be voted FOR the election as directors of the persons named below.

    If any nominee is not a candidate for election at the meeting, an event which the Board of Directors does not anticipate, the proxies will be voted for a substitute nominee and for the others named below.

    The Company's By-Laws provide that directors be elected by a plurality of the votes cast at the meeting by the holders of the outstanding shares of Common Stock entitled to notice of, and to vote in, the election.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE
                                   NOMINEES.

                    DIRECTORS STANDING FOR ELECTION-CLASS I

JACK H. NUSBAUM                                         Director since June 1996

    Mr. Nusbaum, 56, is the Chairman of the New York law firm of Willkie Farr & Gallagher, where he has been a partner for more than the past twenty-five years. He is also a director of Pioneer Companies, Inc. ("PCI"), a publicly traded company engaged in the manufacture and marketing of chlorine and caustic soda and related products, W.R. Berkley Corporation, a property and casualty insurance holding company, Strategic Distribution, Inc. ("Strategic Distribution"), a publicly traded industrial service and distribution business, Prime Hospitality Corp., a national hotel company, and The Topps Company, Inc., a baseball card and collectibles company. Mr. Nusbaum is also a trustee of Prep for Prep, the Joseph Collins Foundation and the Robert Steel Foundation.

RANDY B. SPECTOR                                       Director since March 1997

    Mr. Spector, 45, has been Chief Administrative Officer of the Company since March 1997. He continues to serve as Executive Vice President of the Company, a position he has held since 1993. From 1990 to 1993, Mr. Spector was Senior Vice President--Law and Corporate Affairs of the Company. From 1987 to 1990, Mr. Spector served as Vice President and General Counsel of the Company. Before joining the Company in 1987, Mr. Spector spent five years as Vice President and General Counsel of Dellwood Foods, Inc., a processor and distributor of milk and dairy products in the New York City metropolitan area.

                         DIRECTORS CONTINUING IN OFFICE

                CLASS II-TERM EXPIRES AT THE 1998 ANNUAL MEETING

RONALD E. BLAYLOCK                                      Director since June 1996

    Mr. Blaylock, 37, has been President and Chief Executive Officer of Blaylock & Partners, L.P., an investment banking firm, since he founded the firm in September 1993. Prior to September 1993, Mr. Blaylock was a founding partner and Executive Vice President of Utendahl Capital Partners, a minority-owned broker dealer, where he specialized in taxable fixed-income securities, from 1991 to 1993. Prior to such time, Mr. Blaylock was a First Vice President at PaineWebber Incorporated from 1988 to 1991 and a Vice President at Citibank Capital Markets from 1982 to 1988. Mr. Blaylock is a director of Georgetown University, where he was a member of an NCAA Final Four basketball team, and also serves as a director of Harbourton Mortgage Corp. and Covenant House.

NEAL F. FINNEGAN                                       Director since April 1997

    Mr. Finnegan, 59, has been President and Chief Executive Officer of UST Corp. since 1993. Mr. Finnegan is also Chairman, President and Chief Executive Officer of USTrust. Prior to joining UST Corp., Mr. Finnegan was Executive Vice President in charge of Private Banking at Bankers Trust Company in New York City. From 1986 to 1988, Mr. Finnegan was President and Chief Operating Officer of Bowery Savings Bank in New York City. From 1982 to 1986, Mr. Finnegan was Vice Chairman of Shawmut Corporation in Boston, Massachusetts. Mr. Finnegan serves as Vice Chairman of the Board of Trustees of Northeastern University.

CATHERINE B. JAMES                                           Director since 1994

    Ms. James, 44, has served as Chief Financial Officer of Strategic Distribution since February 1996, as Executive Vice President of Strategic Distribution since January 1989 and as Secretary and Treasurer of Strategic Distribution since December 1989. She has served as a member of the Board of Directors of Strategic Distribution since 1990. She was Chief Financial Officer of Strategic Distribution from January 1989 until September 1993. Ms. James has been a Managing Director of Interlaken Capital, Inc., a private investment and consulting firm, since January 1990. From 1982 through 1988, she was employed by Morgan Stanley & Co. Incorporated, serving as a Managing Director in the corporate finance area during the last two years of her tenure.

                         DIRECTORS CONTINUING IN OFFICE

               CLASS III-TERM EXPIRES AT THE 1999 ANNUAL MEETING

J. MICHAEL CHU                                         Director since April 1997

    Mr. Chu, 38, has been the Managing General Partner of Catterton-Simon Partners ("Catterton") since 1989. Catterton is a private equity investment firm focusing on the consumer, food and beverage industries. Mr. Chu is a member of the Board of Trustees of Bates College.

RICHARD E. KERLEY                                            Director since 1994

    Mr. Kerley, 55, has been the President and Chief Executive Officer of the Company since 1991. In April 1997, Mr. Kerley became Chairman of the Board. He previously served as Chief Financial Officer of the Company from 1990 to 1991. Mr. Kerley has 21 years of experience in the food services industry. Prior to joining the Company in 1990, Mr. Kerley held a series of senior management positions at Ogden Corporation, a contract food service provider, including head of business development, logistic support and accounting.

RANDALL K. ZIEGLER                                           Director since 1994

    Mr. Ziegler, 54, has been Group President--Convention, Leisure and International of the Company since March 1997. He previously served as Executive Vice President--Recreation and Leisure of the Company from 1995 to 1997. Prior to that time he served as President of the Company's Food Services Division from 1990 to 1995. From 1985 to 1990, Mr. Ziegler served as Vice President--Sales of the Company. Prior to joining the Company in 1985, he held a number of senior management positions at Service America Corporation, a contract food service provider, including head of new business development.

DIRECTORS' COMPENSATION; ATTENDANCE

    DIRECTOR'S COMPENSATION. Members of the Board of Directors who are not officers or employees of the Company receive $2,500 per meeting and participate in the 1996 Non-Employee Director Stock Plan (the "Directors Plan"). Pursuant to the Directors Plan, each Non-Employee Director will, on the date of each Annual Meeting of Stockholders, be automatically granted, without further action by the Board of Directors, a number of shares of Common Stock equal to $15,000 divided by the Fair Market Value (as defined in the Directors Plan) of one share of Common Stock on the date of grant.

    Common Stock granted under the Directors Plan will be restricted and nontransferable until the first Annual Meeting immediately following the date of the grant unless otherwise provided by the Board of Directors. In the event that a Non-Employee Director ceases to be a member of the Board of Directors, other than because of his or her death or Disability (as defined in the Directors
Plan), all shares of Common Stock granted to him or her pursuant to the Directors Plan whose restrictions have not lapsed shall be forfeited back to the Company. Upon a Non-Employee Director's death or Disability all restrictions on shares of Common Stock granted to him pursuant to the Directors Plan shall lapse and all such shares shall become freely transferable. In the event of a Change in Control (as defined in the Directors Plan), all restrictions with respect to shares of Common Stock previously granted pursuant to the Directors Plan will immediately lapse and all such shares will become immediately transferable.

    The Company reimburses its Board members for all reasonable expenses incurred in connection with their attendance at directors' meetings.

    MEETINGS AND ATTENDANCE. During the Company's past fiscal year, the Board of Directors held three meetings and acted by unanimous written consent on four occasions. Each member of the Board attended at least 75% of the meetings of the Board and Board Committees on which he or she served, except for Mr. Ziegler who missed one meeting of the Board of Directors as the result of work-related travel.

COMMITTEES OF THE BOARD

    The Board of Directors has standing Executive, Compensation and Audit Committees.

    EXECUTIVE COMMITTEE. The Executive Committee of the Board of Directors possesses all of the powers of the Board except with respect to certain significant transactions, and certain other powers specifically reserved by Delaware law to the Board. In fiscal 1996, the Executive Committee held two meetings. It is presently contemplated that following the Annual Meeting, the Executive Committee will be composed of Messrs. Kerley and Spector.

    COMPENSATION COMMITTEE. As of the end of the 1996 fiscal year, the Compensation Committee of the Board of Directors was composed of Messrs. Berkley, Bursky and Polan. The Compensation Committee provides recommendations concerning salaries and incentive compensation for employees of, and consultants to, the Company and administers the 1994 Stock Option Plan and the 401(k) Plan. In fiscal 1996, the Compensation Committee acted by unanimous written consent on one occasion. It is presently contemplated that following the Annual Meeting, the Compensation Committee will be composed of Messrs. Blaylock and Finnegan.

    AUDIT COMMITTEE. The Audit Committee, currently composed of Messrs. Blaylock, Nusbaum and Polan, reviews the results and scope of the annual audit of the Company's financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, and proposed changes in the Company's financial and accounting standards and principles. The Audit Committee also reviews the Company's policies and procedures with respect to its internal accounting, auditing and financial controls and makes recommendations to the Board of Directors on the engagement of the independent accountants, as well as other matters which may come before the Audit Committee or at the direction of the Board of Directors. The audit committee met one time during fiscal 1996. It is presently contemplated that following the Annual Meeting, the Audit Committee will be composed of Messrs. Blaylock, Nusbaum and Finnegan.

    The Board of Directors does not maintain a standing nominating committee, the customary functions of such committee being performed by the entire Board of Directors.

                             EXECUTIVE COMPENSATION

    The following table sets forth information regarding the compensation of the Company's Chief Executive Officer and the Executive Officer Group during the fiscal years ended December 27, 1995 and December 25, 1996.

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION                   LONG TERM
          NAME AND                          ----------------------------------------   COMPENSATION AWARDS
          PRINCIPAL              FISCAL                              OTHER ANNUAL     SECURITIES UNDERLYING       ALL OTHER
          POSITION                YEAR      SALARY($)  BONUS($)   COMPENSATION($)(1)     OPTIONS/SARS(#)     COMPENSATION ($)(2)
-----------------------------  -----------  ---------  ---------  ------------------  ---------------------  -------------------
Richard E. Kerley............        1996   $ 225,000  $ 256,500          --                   54,000             $  44,811
  President and Chief                1995     185,000    125,000          --                   --                     1,440
  Executive Officer

Randy B. Spector.............        1996     175,000    128,250          --                   22,000                39,732
  Executive Vice                     1995     155,000     62,500                               --                       510
  President and Chief
  Administrative Officer

Randall K. Ziegler...........        1996     193,500     71,750          --                   15,000                28,602
  Group President                    1995     180,000     52,500          --                   --                     1,440

Robert F. Barney(3)..........        1996     160,000     71,750     $     50,362(4)           14,500                 4,300
  Group President                    1995      60,000     17,500          --                   --                    --

Nelson A. Barber.............        1996     132,000    102,750          --                   14,500                 2,396
  Senior Vice                        1995     115,000     52,500          --                   --                    --
  President and Chief
  Financial Officer

------------------------

(1) Other annual compensation in the form of perquisites and other personal benefits has been omitted for certain executive officers where the aggregate amount of such perquisites and other personal benefits was less than $50,000.

(2) Represents premiums paid by the Company for excess group life insurance (Mr. Kerley $2,250; Mr. Spector $870; Mr. Ziegler $1,440; Mr. Barney $2,250; Mr. Barber $437) and contributions by the Company to the Company's 401(k) savings plan on account of each executive officer for the fiscal year ended December 25, 1996 (Mr. Kerley $3,614; Mr. Spector $3,614; Mr. Ziegler $3,614; Mr. Barney $2,050; Mr. Barber $1,959). Also represents forgiveness of interest on promissory notes for the fiscal year ended December 25, 1996, payable by certain executive officers (Mr. Kerley $38,947; Mr. Ziegler $23,548; Mr. Spector $35,248).

(3) Mr. Barney became an executive officer of the Company in July 1995.

(4) $47,062 of the total $50,362 of Other Annual Compensation reflects payments to Mr. Barney for moving expenses.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information regarding options granted to the Chief Executive Officer and the Executive Officer Group during the fiscal year ended December 25, 1996.

                                                                                                     POTENTIAL REALIZED VALUE
                                                                                                            AT ASSUMED
                                                                                                      ANNUAL RATES OF STOCK
                                                                                                              PRICE
                                                                                                     APPRECIATION FOR OPTION
                                                                                                             TERM (1)
                                                                                                     ------------------------
                                  NUMBER OF         PERCENT OF TOTAL
                                 SECURITIES        OPTIONS GRANTED TO      EXERCISE
                                 UNDERLYING        EMPLOYEES IN FISCAL       PRICE      EXPIRATION
NAME                           OPTIONS GRANTED            YEAR             ($/SHARE)      DATE(2)        5%          10%
---------------------------  -------------------  ---------------------  -------------  -----------  ----------  ------------
Richard E. Kerley..........          54,000                  14.2%         $   12.00       6/19/06   $  407,521  $  1,032,742
Randy B. Spector...........          22,000                   5.8              12.00       6/19/06      166,027       420,747
Randall K. Ziegler.........          15,000                   3.9              12.00       6/19/06      113,200       286,873
Robert F. Barney...........          14,500                   3.8              12.00       6/19/06      109,427       277,310
Nelson A. Barber...........          14,500                   3.8              12.00       6/19/06      109,427       277,310

------------------------

(1) These columns illustrate the hypothetical appreciation in the value of the stock options under the assumption that the Common Stock, which had a value per share of $12.00 on the date of grant of the option, appreciates at the rate of 5% or 10%, respectively, compounded annually for ten years, the term of the options.

(2) The options are exercisable in 20% increments annually commencing on June 19, 1997 and on each anniversary thereof.

    Additionally, on January 7, 1997 the Compensation Committee granted stock options to purchase 15,000, 7,500, 5,000, 5,000 and 2,500 shares, having an exercise price of $20.75, to each of Messrs. Kerley, Spector, Barber, Barney and Ziegler, respectively.

AGGREGATE FISCAL YEAR-END OPTION VALUES

    The following table sets forth information concerning the number and value of unexercised stock options held at December 25, 1996 by each member of the Executive Officer Group. No stock options were exercised by members of the Executive Officer Group during the fiscal year ended December 25, 1996.

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                              OPTIONS AT FISCAL YEAR     IN-THE-MONEY OPTIONS AT
                                                                      END(#)             FISCAL YEAR END ($) (1)
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
Richard E. Kerley.........................................      15,166        61,584     $ 181,157    $   434,839
Randy B. Spector..........................................      10,500        27,250       125,422        202,961
Randall K. Ziegler........................................       5,833        17,917        69,675        130,468
Robert F. Barney..........................................       4,666        16,834        52,422        118,659
Nelson A. Barber..........................................      10,500        19,750       125,422        155,148

------------------------

(1) The amounts set forth in this column were calculated using the difference in the fiscal year-end closing price of the Common Stock, $18.375 per share, and the exercise price per share.

                             COMPENSATION COMMITTEE

                        REPORT ON EXECUTIVE COMPENSATION

    The Company's executive compensation policies are formulated by the Compensation Committee. The Company maintains an overall philosophy that the compensation of its executive officers should be competitive with similarly situated executive officers of its competitors with incentives tied to increasing stockholder value. Compensation paid to the Company's executive officers during 1996 was composed of salary, bonus and stock options awarded under the Company's 1994 Stock Option Plan. The amounts and levels of compensation paid to the Company's executive officers during 1996 were determined by the Compensation Committee to be competitive with the Company's competitors. This determination was a subjective determination made by the Compensation Committee based on its understanding of the business of the Company and the general levels of compensation in the industry and was not based on any quantifiable survey or measurable statistics.

    After the Company's initial public offering in June 1996 and its experience during the last six months of 1996 as a public company, the Compensation Committee decided to hire compensation consultants to help establish and structure the Company's compensation plans and programs to fit within its overall policy in a less subjective manner. Upon the recommendation of the Company's compensation consultants, beginning in fiscal 1997, the Company's compensation program will consist of:

        1.  salary;

        2. subjective annual bonus, to be replaced in 1998 with a formula-based objective annual incentive compensation plan, which directly ties annual bonus compensation to an increase in stockholder value on an annual basis;

        3. a formula-based objective long-term incentive compensation plan, which directly ties compensation to an increase in stockholder value in the long term; and

        4. options granted under the Company's 1994 Stock Option Plan, which options will not commence vesting until the third anniversary of the date of grant to further align the interest of the senior executives with the Company's shareholders.

    In line with the Company's policies, Mr. Kerley's base salary for 1996 ($225,000) was set by the Compensation Committee on the basis of its knowledge of salaries of chief executive officers of companies with which the Company competes, to be in line with such chief executive officer pay. Mr. Kerley's bonus for 1996, $256,500, was awarded in recognition of his significant contributions to the growth, profitability and success of the Company during the year, in which the Company also completed successfully its initial public offering (the "Initial Public Offering").

    The remainder of Mr. Kerley's compensation for 1996 was performance-based, in the form of an option to purchase 54,000 shares of Common Stock, with a value per share of $12.00 on the date of grant of option. The option, which is exercisable in 20% increments annually commencing on June 19, 1997, was designed to focus Mr. Kerley on the long-term performance of the Company by enabling him to share in any increase in value of the Common Stock.

    Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits to $1 million the deductibility by the Company for compensation paid in any one year to any executive officer named in the Summary Compensation Table. There is an exception for "performance-based" compensation which would allow the Company to deduct for compensation paid in excess of this $1 million limit, provided such compensation meets quantifiable goals and certain other requirements. The Company's 1997 Long Term Incentive Compensation Plan, 1998 Annual Incentive Compensation Plan and 1994 Stock Option Plan are structured to provide for performance-based compensation which is fully deductible subject to the anticipated replacement of the members of the Compensation Committee with Messrs. Blaylock and

Finnegan at the Annual Meeting. While no executive officer of the Company currently receives compensation in excess of $1 million, it is the Compensation Committee's general policy to take such actions to ensure that all compensation is fully deductible. However, the Compensation Committee also believes that from time to time it may be necessary to base compensation on nonquantifiable performance goals which are in the best interests of stockholders. Compensation based on such nonquantifiable performance goals will not be eligible for the performance based exception and thus may not be deductible.

                                          Members of the Compensation Committee

                                          WILLIAM R. BERKLEY
                                          ANDREW M. BURSKY
                                          JOSHUA A. POLAN

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    For the 1996 fiscal year, the Compensation Committee was composed of William
R. Berkley, Andrew M. Bursky and Joshua A. Polan. Mr. Berkley was Chairman of the Board of the Company until April 10, 1997, when he resigned from the Board of Directors. Mr. Bursky, who also resigned from the Board of Directors on April 10, 1997, served as an executive officer of the Company from 1985 to 1990. Messrs. Berkley, Bursky and Polan received compensation for their service as directors as set forth above under "Directors' Annual Compensation." Mr. Berkley is Chairman of the Board and a member of the Compensation Committee of PCI and a director of Strategic Distribution. Mr. Bursky, an executive officer of Strategic Distribution, served on the Compensation Committee of the Company until he resigned on April 10, 1997. See "Certain Relationships and Related Transactions" for a description of certain transactions between the Company and certain other entities, of which Messrs. Berkley, Bursky and Polan are officers, directors or partners.

EMPLOYMENT AGREEMENT WITH ROBERT F. BARNEY

    Mr. Barney serves the Company pursuant to an employment agreement dated as of June 30, 1995, as amended on July 1, 1996 and March 17, 1997 (the "Employment Agreement"). Pursuant to the terms of the Employment Agreement, Mr. Barney is employed as Group President, Education and Business Dining and President of the Company's wholly owned subsidiary, Northwest Food Service, Inc. In 1996, Mr. Barney received a base salary of $160,000 per annum and participated in such other compensation plans as are available to comparably situated executives of the Company. The Employment Agreement expires on June 30, 1999.

PERFORMANCE MEASUREMENT COMPARISON

    The following graph sets forth as of December 25, 1996, the cumulative total stockholder return on the Company's Common Stock compared with the cumulative total return of the Nasdaq National Market Index and a peer group common stock index comprised of those public companies whose business activities fall within the same Standard Industrial Classification Code as the Company. The total return assumes a $100 investment on June 19, 1996 (the date of the Initial Public Offering of the Company's Common Stock) and reinvestment of dividends in each index.

                  COMPARISON OF CUMULATIVE TOTAL RETURN OF THE
                   COMPANY'S COMMON STOCK, PEER GROUP COMMON
                  STOCK INDEX AND NASDAQ NATIONAL MARKET INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             FINE HOST CORPORATION  INDUSTRY INDEX   BROAD MARKET
6/19/1996                   100.00          100.00          100.00
6/26/1996                    96.92          100.00          100.00
9/25/1996                   117.75           98.49          102.76
12/25/1996                  153.17           95.03          107.59

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ADVISORY AGREEMENT WITH INTERLAKEN CAPITAL

    The Company has paid Interlaken Capital, Inc. ("Interlaken Capital"), a private investment and consulting firm affiliated with Interlaken Investment Partners, L.P. ("Interlaken Partners"), an advisory fee of $150,000 during each of fiscal 1994, 1995 and 1996, for certain administrative services provided by Interlaken Capital to the Company. The Company pays Interlaken Capital this annual advisory fee pursuant to an advisory services agreement which terminates on December 31, 1999. Mr. Berkley, formerly a director of the Company, is the sole owner and President of Interlaken Capital, and each of Mr. Bursky, Ms. James and Mr. Polan is a managing director of Interlaken Capital. Messrs. Berkley and Bursky are also directors of Interlaken Capital. Each of Mr. Berkley, Mr. Bursky, Ms. James and Mr. Polan are limited partners of Interlaken Management Partners, L.P., the general partner of Interlaken Partners.

EMPLOYEE NOTES AND REGISTRATION

    In 1987 and 1991, Messrs. Kerley, Spector and Ziegler, executive officers of the Company, purchased Common Stock from the Company in exchange for promissory notes payable to the Company in the original principal amounts of $86,545, $77,412 and $34,618 and having outstanding principal amounts, as of April 15, 1997, of $81,995 and $74,208, with respect to Messrs. Kerley and Spector. On February 12, 1997, Mr. Ziegler repaid the outstanding balance of $32,796 on his promissory note. In addition, in 1985, Douglas M. Stabler, a former officer of the Company, and Mr. Ziegler purchased Common Stock with funds borrowed from Interlaken Capital Partners Limited Partnership ("ICPLP"), of which Messrs. Berkley and Bursky are general partners, evidenced by notes each in the original principal amount of $16,779 and having an outstanding principal amount of $16,779, with respect to Mr. Stabler as of April 15, 1997. On February 12, 1997, Mr. Ziegler repaid the outstanding balance of $16,779 on his promissory note. Upon the closing of the Initial Public Offering on June 25, 1996, pursuant to the terms of the employee notes to the Company and ICPLP, interest on the notes (aggregating $38,947 for Mr. Kerley, $35,248 for Mr. Spector, $23,548 for Mr. Ziegler and $7,970 for Mr. Stabler) was forgiven and interest thereafter ceased to accrue. In addition, the employee notes were amended to extend their maturity for three years. On February 24, 1997, the Company filed a shelf registration statement under the Securities Act of 1933 (the "Securities Act") covering the sale of shares of Common Stock held by certain individuals, including Messrs. Kerley, Ziegler and Spector, which would entitle them to sell such shares within the volume limitations of Rule 144 under the Securities Act. These shares are subject to 90-day lock-up agreements with the underwriters in the Company's follow-on public offering restricting the sale or other disposition of the shares prior to May 7, 1997 without consent. The Company believes the arrangements discussed in this paragraph assist it in retaining qualified management personnel.

BANK OF AMERICA AND ING ARRANGEMENTS

    In April 1993, the Company entered into a subordinated loan agreement with Continental Bank, N.A. (now known as Bank of America Illinois ("BAI")) pursuant to which the Company sold $8.5 million of its variable rate subordinated notes and issued warrants to acquire 733,467 shares of non-voting common stock at an exercise price of $4.93 per share and warrants to acquire 133,763 shares of non-voting common stock at an exercise price of $.01 per share. On April 21, 1995, the rate of interest was reset at 12.79% for the remainder of the term of the notes. BAI agreed in April 1995 to reduce the number of shares of Common Stock represented by certain of the warrants. In addition, the terms of certain of the warrants provided for a reduction in the number of shares issuable upon exercise thereof in the event the Company satisfied certain financial conditions.

    On March 22, 1996, in connection with the transfer by BAI of the $6.5 million variable rate subordinated notes to ING Capital Corp. ("ING"), BAI transferred to ING one-half of its warrants to acquire shares of non-voting common stock at an exercise price of $4.93 per share and one-half of its warrants to acquire shares of non-voting common stock at an exercise price of $.01 per share. All warrants held by BAI and ING were repurchased by the Company upon the closing of the Initial Public Offering.

FANFARE FINANCING

    In connection with the financing of the acquisition of Fanfare in 1993, the Company issued to The Berkley Family Limited Partnership (the "Partnership") 15,650 shares of Series A Convertible Preferred Stock, a warrant to acquire 21,294 shares of Common Stock at an exercise price of $4.93 per share and a warrant to acquire 81,613 shares of Common Stock at an exercise price of $0.01 per share. In addition, the Company issued to GRD Corporation ("GRD") 86,942 shares of Series A Convertible Preferred Stock, a warrant to acquire 118,307 shares of Common Stock at an exercise price of $4.93 per share and a warrant to acquire 453,432 shares of Common Stock at an exercise price of $0.01 per share (collectively, the "Fanfare Financing"). The consideration for the issuance and sale of such securities to the Partnership consisted of the reduction of $539,925 in principal amount of a promissory note made by the Company and payable to the Partnership, and the consideration for the issuance and sale of such securities to GRD was $2,999,499. In connection with the Fanfare Financing, the Company granted the Partnership and GRD certain registration rights relating to the shares of Common Stock owned by them. Upon the closing of the Initial Public Offering, the shares of Series A Convertible Preferred Stock held by the Partnership and GRD were converted into 109,550 and 608,594 shares of Common Stock, respectively. All shares issuable upon exercise of the warrants issued to the Partnership and GRD were sold in the Initial Public Offering, except for warrants to acquire 133,756 shares, which were canceled pursuant to their terms.

INTERLAKEN PARTNERS INVESTMENT

    In April 1995, Interlaken Partners purchased 31,579 shares of Series A Convertible Preferred Stock from the Company for a price of $47.50 per share. Upon the closing of the Initial Public Offering, the shares of Series A Convertible Preferred Stock held by Interlaken Partners were converted into 221,053 shares of Common Stock and sold. In connection with the April 1995 financing, the Company granted Interlaken Partners certain registration rights relating to the shares acquired by it.

USTRUST CREDIT FACILITY

    USTrust is Agent for and one of the banks which provide the Company with its existing credit facility, which provides for (i) a working capital revolving credit line for general obligations and letters of credit, in the maximum aggregate amount of $20.0 million and (ii) a line of credit to provide for future expansion by the Company, in the maximum amount of $55.0 million, for which USTrust receives customary fees. Mr. Finnegan, a director of the Company, is President and Chief Executive Officer of UST Corp., a bank holding company which is the parent company of USTrust. In addition, Mr. Finnegan is also Chairman, President and Chief Executive Officer of USTrust.

OTHER

    The Company has retained the law firm of Willkie Farr & Gallagher as its counsel with respect to certain matters and anticipates it will continue to do so in the future. Mr. Nusbaum, a director of the Company, is the Chairman of Willkie Farr & Gallagher.

    Fine Host was a participating employer in the Interlaken Capital Retirement 401(k) Savings Plan through March 31, 1997.

    The Company believes that all transactions between the Company and its officers, directors and principal stockholders or affiliates thereof, in light of the circumstances of the transactions, have been and will in the future be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. Such transactions will, in the future, be subject to the approval of a majority of the disinterested directors of the Company.

                            ------------------------

PROPOSAL 2: AMENDMENTS TO THE COMPANY'S STOCK OPTION PLAN

    The Board of Directors has approved and recommended for submission to the Company's stockholders amendments to the Company's Amended & Restated 1994 Stock Option Plan (the "Plan") to (i) increase the maximum number of shares of the Company's Common Stock, $.01 par value per share (the "Common Stock") available for issuance under the Plan from 569,000 to 1,569,000, and (ii) make such other modifications as the Board of Directors deemed necessary including such modifications needed to bring the Plan into conformity with new Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act"). The Company is seeking stockholder approval of the Plan, as amended, in order to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and the requirements of Section 162(m) of the Code in order for compensation paid under the Plan to be deductible by the Company irrespective of the $1 million limit in such Section. Stockholder approval is also required by the rules of the Nasdaq National Market System in order for shares of Common Stock issued pursuant to the Plan to be listed for trading thereunder.

    The Plan originally authorized the issuance of options to purchase up to 569,000 shares. To date, options to purchase 37,666 shares have been exercised, resulting in remaining shares under the Plan of 531,334 shares. Of such 531,334 shares, options for 497,672 shares have been granted and remain unexercised. Accordingly, only 33,662 shares remain available for issuance under the Plan. The Board of Directors believes that additional shares should be authorized to enable the Company to continue to achieve the objectives of the Plan. Accordingly, the Board of Directors has approved and recommends for submission to the Company's stockholders an amendment to the Plan that would increase the aggregate number of shares of Common Stock which may be issued under the Plan by 1,000,000 shares. If the amendment to the Plan is authorized by the Company's stockholders, in addition to the options for 497,672 shares which have been granted and are outstanding, options for an additional 1,033,662 shares will be available for issuance under the Plan.

    A summary of the significant provisions of the Plan, as amended, is set forth below. The summary of the Plan is qualified in its entirety by express reference to the text of the Plan as filed with the Securities and Exchange Commission. Under the Plan, Options may be granted which are qualified as "incentive stock options" within the meaning of Section 422 of the Code ("ISOs") and Options which are not so qualified ("NQSOs").

PURPOSE AND ELIGIBILITY

    The primary purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibilities with the Company and to provide an additional incentive to such employees and consultants to exert their maximum efforts toward the success of the Company. All officers and key employees of the Company are eligible to be granted Options under and participate in the Plan. In addition, NQSOs may be granted to consultants of the Company chosen to participate in the Plan.

ADMINISTRATION

    The Plan is administered by either the full Board of Directors or a committee appointed by the Board of Directors from among its members (the entity administering the Plan is hereafter referred to as the "Committee"). Prior to the amendment, the Plan provided that it was to be administered by a committee of at least two directors each of whom was a "disinterested person" with the meaning of prior Rule 16b-3. The Committee, in its sole discretion, determines which eligible employees and consultants are to receive grants of Options pursuant to the Plan ("Participants"). In addition, the Committee determines the terms of all Options granted thereunder including the exercise price for an Option, the time or times at which Options will be granted, become exercisable and forfeitable, and the number of shares covered by an Option. The Committee interprets the Plan and makes all other determinations deemed advisable for the administration of the Plan. The Committee may, in its discretion, provide for the accelerated vesting and exercisability of Options, upon the occurrence of such events as it deems appropriate.

SHARES SUBJECT TO THE PLAN

    Prior to the amendment, the Plan allowed for the grant of an aggregate of 569,000 shares of Common Stock. The amendment to the Plan proposes to increase the total number of shares of Common Stock which may be issued thereunder by 1,000,000. As a result, the total number of shares of Common Stock which can be granted under the Plan is 1,569,000 in the aggregate, subject to equitable adjustment in the event of certain corporate transactions, as set forth below.

TERMS AND CONDITIONS OF OPTIONS

    The terms and conditions of Options granted under the Plan will be set out in option agreements between the Company and Participants which will contain such provisions as the Committee from time to time deems appropriate. The terms of each Option granted under the Plan will be determined by the Committee and be consistent with the terms of the Plan. The exercise price for any Option will be determined by the Committee, but will not be less than 85% of the fair market value of the Common Stock on the date of grant, with respect to NQSOs, and not less than 100% of the fair market value, with respect to ISOs. No Option will be exercisable after the expiration of ten years from the date of its grant. No Participant may be granted Options to purchase more than 250,000 shares of Common Stock in any one calendar year. Prior to the amendment of the Plan, no Participant could be granted Options to purchase more than 150,000 shares of Common Stock in any one calendar year.

SPECIAL CONDITIONS APPLICABLE TO ISOS

    No ISO can be granted under the Plan after September 31, 2004. ISOs may not be granted under the Option Plan to a person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, any of its subsidiary corporations, or any parent corporation of the Company, unless the Option has an exercise price of at least 110% of the fair market value of the Common Stock on the date of grant of such Option and the Option cannot be exercised more than five years from the date of grant. If the fair market value of the Common Stock with respect to which ISOs are exercisable for the first time by any optionee during any calendar year exceeds $100,000, such ISOs will be treated, to the extent of such excess, as NQSOs.

PAYMENT UPON EXERCISE

    Payment in full for the number of shares of Common Stock purchased pursuant to the exercise of any Option must be made to the Company at the time of such exercise. Payment for such shares may be made by certified check or bank cashier's check, or any other means acceptable to the Company.

PAYMENT PURSUANT TO THE LONG-TERM INCENTIVE COMPENSATION PLAN

    The Plan has been amended to provide for the payment of amounts owing under the Company's Long-Term Incentive Compensation Plan which the Company may elect to pay in the form of Common Stock.

ADJUSTMENT FOR RECAPITALIZATION, MERGER, ETC.

    The aggregate number of shares of Common Stock which may be purchased pursuant to options granted hereunder, the number of shares of Common Stock covered by each outstanding option and the price per share thereof in each such Option shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split or other subdivision or consolidation of shares of Common Stock or for other capital adjustments or payments of stock dividends or distributions or other increases or decreases in the outstanding shares of Common Stock without receipt of consideration by the Company. Any adjustment shall be conclusively determined by the Committee.

    In the event of any change in the outstanding shares of Common Stock by reason of any recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distributions to common shareholders other than cash dividends, the Committee shall make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock or other securities covered by outstanding Options, and the Option price thereof. In instances where another corporation or other business entity is being acquired by the Company, and the Company has assumed outstanding employee option grants and/or the obligation to make future or potential grants under a prior existing plan of the acquired entity, similar adjustments are permitted at the discretion of the Committee.

CHANGE IN CONTROL

    Except to the extent reflected in any particular Option agreement, in the event of a Change in Control, as defined in the Plan, all outstanding Options shall become fully vested and exercisable.

MARKET VALUE

    On April 11, 1997, the closing price for the Common Stock on the Nasdaq National Market System was $23.375.

TRANSFERABILITY OF OPTIONS

    No grant of Options, or any right or interest therein, is assignable or transferable except by will or the laws of descent and distribution and during the lifetime of an optionee. Options are exercisable only by the optionee or his legal representative.

TERMINATION OR AMENDMENT

    The Board of Directors may terminate or amend the Plan at any time; provided that, without shareholder approval, no such action will (i) increase the maximum number of shares for which Options may be granted under the Plan or increase the total number of shares for which Options may be granted to any optionee in any calendar year under the Plan, or (ii) expand the class of persons eligible to become Participants.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a brief discussion of the Federal income tax consequences of transactions under the Plan based on the Code, as in effect as of the date of this summary. This discussion is not intended to be exhaustive and does not describe the state or local tax consequences.

    ISOs. No taxable income is realized by the optionee upon the grant or exercise of an ISO. If Common Stock is issued to an optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to such optionee, then (1) upon sale of such shares, any amount realized in excess of the Option price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (2) no deduction will be allowed to the Company for federal income tax purposes.

    If the Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of either holding period described above, generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares, and (2) the Company will be entitled to deduct such amount for federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the optionee upon the sale of the Common Stock will be taxed as short-term or long-term capital gain (or loss), depending on how long the shares have been held, and will not result in any deduction by the Company.

    Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following termination of employment, the exercise of the Option will generally be taxed as the exercise of a NQSO.

    For purposes of determining whether an optionee is subject to any alternative minimum tax liability, an optionee who exercises an ISO generally would be required to increase his or her alternative minimum taxable income, and compute the tax basis in the stock so acquired, in the same manner as if the optionee had exercised an NQSO. Each optionee is potentially subject to the alternative minimum tax. In substance, a taxpayer is required to pay the higher of his/her alternative minimum tax liability or his/her "regular" income tax liability. As a result, a taxpayer has to determine his/her potential liability under the alternative minimum tax.

    NQSOs. With respect to NQSOs: (1) no income is realized by the optionee at the time the Option is granted; (2) generally, at exercise, ordinary income is realized by the optionee in an amount equal to the excess, if any, of the fair market value of the shares on such date over the exercise price, and the Company is generally entitled to a tax deduction in the same amount, subject to applicable tax withholding requirements; and (3) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

SPECIAL RULES APPLICABLE TO CORPORATE INSIDERS

    As a result of the rules under Section 16(b) of the Exchange Act ("Section 16(b)"), and depending upon the particular exemption from the provisions of
Section 16(b) utilized, officers of the Company and persons owning more than 10% of the outstanding shares of stock of the Company ("Insiders") may not receive the same tax treatment as set forth above with respect to the grant and/or exercise of Options. Generally, Insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to any particular Option. Insiders should check with the General Counsel of the Company or their own tax advisers to ascertain the appropriate tax treatment for any particular Option.

NEW PLAN BENEFITS

    The grant of Options under the Plan is entirely within the discretion of the Committee. The Company cannot forecast the extent of Option grants that will be made in the future. The table below sets forth the number of Options for each individual that the Board of Directors intends to recommend to the Compensation Committee upon its reconstitution at the Annual Meeting. If the Compensation Committee, upon the Board of Director's recommendation, authorizes the grant of such options, the Board of Directors intends to approve such grants. Information with respect to compensation paid and other benefits, including Options, granted in respect of the 1996 fiscal year to the Chief Executive Officer and the Executive Officer Group is set forth in the Summary Compensation Table.

                                                             DOLLAR
NAME                                                        VALUE(1)     NUMBER OF OPTIONS(2)
-------------------------------------------------------  --------------  --------------------
Richard E. Kerley......................................    $                     200,000
Randy B. Spector.......................................    $                      75,000
Randall K. Ziegler.....................................    $                      20,000
Robert F. Barney.......................................    $                      25,000
Nelson A. Barber.......................................    $                      25,000
Executive Officer Group................................    $                     345,000

------------------------

(1) Because the exercise price for these Options will not be set until the Compensation Committee actually grants the Options, their dollar value is undeterminable. It is expected that these Options will have a per share exercise price equal to the fair market value of one share of Common Stock on the date of grant.

(2) As recommended by the Board of Directors, Mr. Kerley's options will vest as follows: 33,333 shares on the third and fourth anniversaries of the date of grant and 133,334 shares on the fifth anniversary of the date of grant. All other Options to be granted to the members of the Executive Officer Group will vest at the rate of one third of the total options each year commencing on the third anniversary of the date of grant and continuing on the fourth and fifth anniversaries thereof.

APPROVAL BY THE STOCKHOLDERS

    The effectiveness of amendments to the Plan is subject to approval by the stockholders. Until such approval is obtained, the amendments to the Plan shall not be effective. If the amendments to the Plan are not approved, the Plan as in effect prior to the amendments will continue in operation and Options may continue to be granted thereunder.

REQUIRED VOTE FOR PROPOSED AMENDMENTS

    The affirmative vote of holders of a majority of the Company's outstanding Common Stock represented in person or by proxy and entitled to vote on this proposal is required for approval of the amendments to the Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENTS TO THE PLAN.

                            ------------------------

PROPOSAL 3: APPROVAL OF THE 1997 LONG-TERM INCENTIVE COMPENSATION PLAN

    The Board of Directors submits to the stockholders for approval the Fine Host Corporation 1997 Long-Term Incentive Compensation Plan (the "LTIP"). The Board of Directors believes that it is in the best interest of the Company and the stockholders to adopt a plan which provides for incentive compensation to key executives responsible for the success of the Company and which can help to attract talented new executives. Compensation payable under the LTIP is based on long-term corporate performance and is tied to an increase in stockholder value. The Company is seeking stockholder approval of the LTIP in order to comply with the requirements of Section 162(m) of the Code in order for compensation paid under the LTIP to be deductible by the Company irrespective of the $1 million limit in such Section. The LTIP is designed so that all compensation payable thereunder will be fully deductible by the Company.

    The following summary of the material features of the LTIP is qualified in its entirety by the terms of the LTIP as filed with the Securities and Exchange Commission.

ELIGIBILITY

    Participation in the LTIP will be limited to key employees of the Company designated by the Compensation Committee of the Board (the "Committee"). There are approximately 20 employees eligible to participate in the LTIP.

PLAN ADMINISTRATION

    The LTIP will be administered by the Committee, which has full power and authority to determine which key employees of the Company will receive awards under the LTIP and the extent of such awards, to interpret and construe the terms of the LTIP, and to make all determinations it deems necessary in the administration of the LTIP.

AWARD OF UNITS

    The LTIP allows for the award of participation units ("Units") to key employees as determined by the Committee. Subject to stockholder approval, Units may be awarded as of the effective date of the LTIP, which was March 27, 1997 ("Effective Date") and may be awarded thereafter as of the first day of any fiscal year of the Company through 2006. Units generally vest and become exercisable over a maximum term of five years from the date of their award. A maximum of 300,000 Units may be awarded under the LTIP, and no more than 75,000 Units may be awarded to any one participant.

VESTING OF UNITS

    Units granted in 1997 will vest at the rate of 40% on the last day of fiscal year 1998, and thereafter at the rate of 20% on each of the next three consecutive anniversaries of the initial vesting date. Units granted in subsequent years will vest over five years at the rate of 40% on the second anniversary of the date of award and thereafter at the rate of 20% on each of the next three consecutive anniversaries thereof.

    A Unit will become fully vested earlier upon the attainment of the Unit's Maximum Cumulative Unit Value (as defined below), or upon the termination of a participant's employment with the Company (i) upon a Termination Without Cause (as defined in the LTIP), (ii) upon retirement at or after age 65, or (iii) upon a participant's death or disability.

VALUE OF UNITS

    The value of an outstanding Unit at any time depends on the degree of increase in the Company's Earnings Per Share (as defined below). For purposes of the LTIP, the Earnings Per Share for any fiscal year is the Company's Earnings (as defined below) divided by the number of shares of Common Stock used to determine the Company's basic earnings per share for that fiscal year, as reported in the Company's audited consolidated financial statements for the fiscal year; provided, however, that for fiscal year ending December 31, 1997, Earnings Per Share will be based on Earnings for the period March 27 through December 31, 1997 on an annualized basis.

    The Company's Earnings for any fiscal year is the consolidated income of the Company from continuing operations before income taxes, as reported in the Company's audited consolidated financial statements for the fiscal year, adjusted to exclude (i) any item of nonrecurring gain or loss in excess of $2,000,000 and (ii) any accruals for the LTIP. The value of a Unit for any fiscal year (the "Incremental Unit Value") is determined by a formula as of the end of the applicable fiscal year, and is equal to the product of (i) the Unit's Measuring Price (as defined below), and (ii) 85% of the percentage by which the Earnings Per Share for such fiscal year exceeds the Base Year EPS (as defined below). The Measuring Price for Units granted as of the Effective Date is $19.25. The Measuring Price for each Unit awarded thereafter is the closing price of the Company's common stock as reported on the Nasdaq National Market System on the last day of the fiscal year preceding award of the Unit. Base Year EPS for Units awarded in 1997 is $1.41, which is Earnings Per Share for the fiscal year ended December 25, 1996. For Units awarded in subsequent fiscal years, Base Year EPS will be equal to Earnings Per Share for the immediately preceding fiscal year.

    Each Unit's Incremental Unit Value for each of the five years from the date of award is cumulated to obtain the unit's cumulative value ("Cumulative Unit Value"), which is capped at an amount determined by the Committee at the time Units are granted (the "Maximum Cumulative Unit Value").

PAYMENT OF UNITS

    A Unit may be exercised to the degree vested at any time. A partially vested Unit may be exercised to the extent vested but, if exercised, the unvested portion will be forfeited. Upon exercise, a participant will receive the Unit's Cumulative Unit Value (but not more than the Maximum Cumulative Unit Value) to the extent vested. Upon the attainment of a Unit's Maximum Cumulative Unit Value, the Unit will be automatically exercised without any action on the part of a participant. Upon exercise, not less than 50% of the amount due will be paid in cash, and the balance, as determined by the Committee in its discretion, may be paid in cash, in Common Stock, or any combination thereof; provided, however, that upon exercise of a Unit after a participant's Termination Without Cause following a Change in Control (as defined in the LTIP), payment will be made solely in cash.

TERMINATION OF UNITS

    A Unit will expire upon the earlier of (i) the Unit's exercise or (ii) the termination of the participant's employment with the Company; provided, however, that if such termination occurs by reason of retirement, death, disability, upon a Termination Without Cause, or for any other reason specifically approved in advance by the Committee, the term of the Unit will be extended for a period of 14 months from the date of termination (the "Extended Term"). In the event of an Extended Term, the Cumulative Unit Value will be determined as of the last day of the fiscal year which ends concurrent with or immediately preceding the end of the Extended Term, or any earlier exercise date, whichever is applicable. A Unit whose term is continued for an Extended Term will be deemed to be automatically exercised as of the last day of such fiscal year, within the Extended Term, unless sooner exercised.

TERMINATION AND AMENDMENT

    The Committee may amend or terminate the LTIP at any time, provided that no amendment will be effective prior to approval by the Company's stockholders to the extent such approval is required to preserve deductibility of all compensation paid pursuant to the LTIP under Section 162(m) of the Code or otherwise required by law.

NEW PLAN BENEFITS

    Because the award of Units is within the discretion of the Committee, the Company cannot determine the number and value of Units to be granted in the future. The following table sets forth the number of Units that the Board of Directors intends to recommend to the Committee upon its reconstitution at the Annual Meeting after stockholder approval of the LTIP.

                                                                      DOLLAR VALUE     NUMBER OF
NAME AND POSITION                                                          (1)           UNITS
-------------------------------------------------------------------  ---------------  -----------
Richard E. Kerley..................................................     $                 35,000
Randy B. Spector...................................................     $                 20,000
Randall K. Ziegler.................................................     $                  8,500
Robert F. Barney...................................................     $                  8,500
Nelson A. Barber...................................................     $                  9,000
Executive Officer Group............................................     $                 81,000

------------------------

(1) The dollar value of Units to be granted in 1997 is not presently determinable. Because the Base Year EPS for 1997 awards is the Earnings Per Share for fiscal 1996, the value of the benefits that would have been allocated to participants in the last fiscal year is zero. Furthermore, because the Company was not a public company prior to June 1996, the Measuring Price for 1996 is not determinable. Therefore, the dollar value that would have been received by these individuals with respect to these Units for the last fiscal year if the plan had been in effect is not determinable.

REQUIRED VOTE FOR APPROVAL OF 1997 LONG-TERM INCENTIVE COMPENSATION PLAN

    The affirmative vote of holders of a majority of the Company's outstanding Common Stock represented in person or by proxy and entitled to vote on this proposal is required for adoption of the 1997 Long-Term Incentive Compensation Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE LTIP.

                            ------------------------

PROPOSAL 4: APPROVAL OF THE 1998 ANNUAL INCENTIVE COMPENSATION PLAN

    The Board of Directors submits to the stockholders for approval the Fine Host Corporation 1998 Annual Incentive Compensation Plan (the "Annual Plan"). The Board of Directors believes that it is in the best interest of the Company and the stockholders to adopt a plan which provides for incentive compensation in the form of an annual bonus to key executives responsible for the success of the Company and which can help to attract talented new executives. Compensation payable under the Annual Plan is based on annual corporate performance. The Company is seeking stockholder approval of the Annual Plan in order to comply with the requirements of Section 162(m) of the Code in order for certain compensation paid under the Annual Plan to be deductible by the Company irrespective of the $1 million limit in such Section. The Annual Plan is designed so that all compensation payable thereunder will be fully deductible by the Company. The Annual Plan is intended to be effective as of January 1, 1998, and is subject to stockholder approval. In the event that the Annual Plan is not approved by stockholders, the Company's existing annual bonus plan will continue in effect.

    The following summary of the material features of the Annual Plan is qualified in its entirety by the terms of the Annual Plan as filed with the Securities and Exchange Commission.

ELIGIBILITY

    Participation in the Annual Plan will be limited to key employees of the Company designated by the Compensation Committee of the Board (the "Committee"). There are approximately 20 employees eligible for participation in the Annual Plan.

PLAN ADMINISTRATION

    The Annual Plan will be administered by the Committee, which has full power and authority to determine which key employees of the Company will receive awards under the Annual Plan, to set performance goals and bonus targets as of the commencement of any fiscal year, to interpret and construe the terms of the Annual Plan, and to make all determinations it deems necessary in the administration of the Annual Plan, including the determination with respect to the achievement of performance goals and the application of such achievement to the bonus targets.

BONUS FORMULA

    The Annual Plan is structured to pay out an annual bonus equal to a percentage of certain bonus targets, based on the degree of achievement of predetermined performance goals with respect to specific business criteria. The Annual Plan has three categories of business criteria upon which performance goals will be based. The business criteria measures within each category are assigned weightings based upon their relative degree of importance as determined by the Committee. The three categories of business criteria to be used as performance measures in the Annual Plan are (i) the Company's Earnings (as defined below), (ii) the performance of a particular business unit in relation to the Company's Earnings and (iii) individual performance, taking into account individual goals and objectives. Compensation paid under the Annual Plan that is intended to qualify as performance-based compensation within the meaning of
Section 162(m) of the Code will be based solely on criteria (i) and/or (ii). Earnings, with respect to any fiscal year, means the Company's net income on a consolidated basis, determined in accordance with generally accepted accounting principles as reported in the Company's audited consolidated financial statements for such fiscal year.

    The performance goals with respect to each category of business criteria are established by the Committee at the commencement of each fiscal year for which annual bonus awards may be earned. No annual bonus for any fiscal year will be paid unless the Company's Earnings equal at least 80% of budgeted Earnings for that year, as set by the committee of the Board of Directors responsible for setting the Company's budget.

BONUS TARGETS

    The annual bonus targets are expressed as a percentage of current salary with respect to each category of business criteria applied. The Committee determines the target percentages annually with respect to each individual participating in the Annual Plan at the commencement of the fiscal year.

BONUS PAYOUTS

    At the end of any fiscal year for which bonus amounts can be earned, the Committee makes a determination with respect to each participant as to the level of achievement of the performance goals. The percentage of achievement is then applied to the bonus targets to determine the amount of bonus for each participant. However, the maximum bonus amount that any individual may receive for any fiscal year is 6% of Earnings for such year.

    The Annual Plan is structured to allow participants to defer receipt of bonus amounts at such times as the Committee chooses to offer a deferral option. If participants are allowed to defer receipt of any bonus under the Annual Plan in any fiscal year, they must choose the amount to be deferred prior to the year in which such bonus amount may be earned. Deferred amounts are paid out at the time a participant terminates employment with the Company and may be paid either in a lump sum or in a series of up to 15 installments, as elected by the participant. Deferred amounts represent a general unfunded obligation of the Company and will be credited with interest at a rate determined by the Committee from time to time.

TERMINATION AND AMENDMENT

    The Committee may amend or terminate the Annual Plan at any time, provided that no amendment will be effective prior to approval by the Company's stockholders to the extent such approval is required to preserve deductibility of compensation paid pursuant to the Annual Plan under Section 162(m) of the Code or otherwise required by law.

NEW PLAN BENEFITS

    Because the payment of an annual bonus under the Annual Plan for any fiscal year is contingent on the achievement of the performance goals as of the end of the fiscal year, the Company cannot determine the amounts that will be payable or allocable for fiscal year 1998 or in the future. Furthermore, because the Committee has not yet chosen the individuals to participate in the Annual Plan for the 1998 fiscal year nor set the bonus targets for such year, the Company cannot determine what amounts or benefits would have been received during the last completed fiscal year if the Annual Plan had been in effect. Consequently, the Company has not included the tabular disclosure of new plan benefits.

REQUIRED VOTE FOR APPROVAL OF 1998 ANNUAL BONUS PLAN

    The affirmative vote of holders of a majority of the Company's outstanding Common Stock represented in person or by proxy and entitled to vote on this proposal is required for adoption of the 1998 Annual Bonus Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ANNUAL PLAN.

                            ------------------------

PROPOSAL 5: RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

    It is proposed that stockholders ratify the appointment by the Board of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 1997. The Company expects representatives of Deloitte & Touche LLP to be present at the Annual Meeting and available to respond to appropriate questions submitted by stockholders. Such representatives will also be afforded an opportunity at such time to make such statements as they may desire.

    Approval by the stockholders of the appointment of independent auditors is not required, but the Board of Directors deems it desirable to submit this matter to stockholders. If holders of a majority of the outstanding shares of Common Stock present and voting at the meeting do not approve the appointment of Deloitte & Touche LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

                            ------------------------

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by the Commission's regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

    Based solely on the Company's review of the copies of such forms it has received, the Company believes that all of its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 1996.

                               VOTING PROCEDURES

    Pursuant to Securities and Exchange Commission rules, a designated space is provided on the proxy card to withhold authority to vote for one or more nominees for director and boxes are provided on the proxy card for stockholders to mark if they wish to abstain on Proposals 2, 3, 4 or 5. Votes withheld in connection with the election of one or more of the nominees for director will not be counted in determining the votes cast and will have no effect on the vote. Abstentions in connection with Proposals 2, 3 and 4 will be counted as present and therefore will have the affect of a negative vote. Abstentions are not counted in determining the votes cast with respect to the ratification of the selection of independent auditors contained in Proposal 5 and will have no effect on the vote.

    Under the rules of the National Association of Securities Dealers, brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote upon the election of directors and the selection of independent auditors. Under the General Corporation Law of the State of Delaware, a broker non-vote will have no effect on the outcome of the election of directors or upon Proposals 2, 3, 4 or 5.

                                 OTHER MATTERS

MANNER AND EXPENSES OF SOLICITATION

    The solicitation of proxies in the accompanying form is made by the Board of Directors and the cost thereof will be borne by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and other employees of the Company may also solicit proxies personally or by mail, telephone or telegraph, but they will not receive additional compensation for such services. Brokerage firms, custodians banks, trustees, nominees or other fiduciaries holding shares of Common Stock in their names will be requested by the Company to forward proxy materials to their principals and will be reimbursed for their reasonable out-of-pocket expenses in such connection.

    It is important that proxies be returned promptly. Therefore, whether or not you plan to attend the meeting in person, you are urged to mark, date, execute, and return your proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States.

DISCRETIONARY AUTHORITY TO VOTE PROXY

    As of the date of this proxy statement, the Board of Directors is not aware of any other matters to be presented for action, but if any other matters properly come before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented thereby in accordance with their best judgment.

ANNUAL REPORT

    The Annual Report of the Company for 1996, including financial statements, accompanies this proxy statement.

SUBMISSION OF STOCKHOLDER PROPOSALS

    Stockholder proposals in respect of matters to be acted at the Company's 1998 Annual Meeting of Stockholders should be received by the Company on or before December 19, 1997 in order that they may be considered for inclusion in the Company's proxy materials.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 25, 1996, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, TO EACH OF THE COMPANY'S STOCKHOLDERS OF RECORD ON APRIL 10, 1997 AND EACH BENEFICIAL STOCKHOLDER ON THAT DATE, UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY'S OFFICES, 3 GREENWICH OFFICE PARK, GREENWICH, CONNECTICUT 06831, ATTENTION:
SECRETARY. REQUESTS FROM BENEFICIAL STOCKHOLDERS MUST SET FORTH A GOOD FAITH REPRESENTATION AS TO SUCH OWNERSHIP ON THAT DATE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          ELLEN KEATS
                                          SECRETARY

Dated: April 23, 1997

                             FINE HOST CORPORATION
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 23, 1997

    THE UNDERSIGNED, revoking all previous proxies, hereby appoints RICHARD E. KERLEY, RANDY B. SPECTOR and NELSON BARBER, or any of them as attorneys, agents and proxies with power of substitution, and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of FINE HOST CORPORATION (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Friday, May 23, 1997 at 10:00 A.M. local time at Greenwich Harbor Inn, 500 Steamboat Road, Greenwich, Connecticut 06830, and at all adjournments or postponements thereof. The shares represented by this Proxy will be voted as indicated below upon the following matters, as more fully described in the Proxy Statement.

    The Board of Directors recommends a vote FOR each of the proposals 1 through 5.

(1) Election of Class I members of the Board of Directors

                                                                                       WITHHOLD AUTHORITY
NOMINEE                                                                VOTE FOR           TO VOTE FOR
--------------------------------------------------------------------  -----------  --------------------------
Jack H. Nusbaum.....................................................      / /                 / /
Randy B. Spector....................................................      / /                 / /

(2) Approval of amendments to the Company's Amended & Restated 1994 Stock Option Plan.

             FOR / /             AGAINST / /             ABSTAIN / /

(3) Approval and adoption of the 1997 Long-Term Incentive Compensation Plan.
             FOR / /             AGAINST / /             ABSTAIN / /

                               (SEE REVERSE SIDE)

(4) Approval of the 1998 Annual Incentive Compensation Plan.
             FOR / /             AGAINST / /             ABSTAIN / /

(5) Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the 1997 fiscal year.
             FOR / /             AGAINST / /             ABSTAIN / /

(6) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IF NO SUCH INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES FOR DIRECTORS DESIGNATED BY THE BOARD OF DIRECTORS AND FOR ITEMS 2,3,4 AND 5.
                                                 Dated: __________________, 1997

                                                 -------------------------------
                                                              NAME

                                                 -------------------------------
                                                            SIGNATURE

                                                 NOTE: Please sign exactly as
                                                 your name or names appear
                                                 hereon. Joint owners should
                                                 each sign personally. When
                                                 signing as executor,
                                                 administrator, corporation,
                                                 officer, attorney, agent,
                                                 trustee or guardian, etc.,
                                                 please add your full title to
                                                 your signature.

NOTE: PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE ENCLOSED FOR THIS PURPOSE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.